SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Acquicor Technology Inc.
(Name of Registrant as Specified In Its Charter)

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The following summary unaudited pro forma condensed combined financial information and unaudited pro forma condensed combined financial statements are being furnished to the Securities and Exchange Commission (the “SEC”) on Schedule 14A by Acquicor Technology Inc. (“Acquicor”) on December 12, 2006. The information below was prepared in connection with the proposed merger of Acquicor’s wholly-owned subsidiary, Joy Acquisition Corp. (“Joy”), with and into Jazz Semiconductor, Inc. (“Jazz”), pursuant to an Agreement and Plan of Merger dated as of September 26, 2006, by and among Acquicor, Joy, Jazz and TC Group, L.L.C., as the Jazz stockholders representative as described in the September 29, 2006 Form 8-K, and exhibits thereto, and the preliminary proxy statement on Schedule 14A, filed with the SEC on November 20, 2006.

Additional Information and Where to Find It

In connection with the proposed merger and required stockholder approval, Acquicor has filed a preliminary proxy statement on Schedule 14A and intends to file a definitive proxy statement on Schedule 14A with the SEC which will be mailed to the stockholders of Acquicor. INVESTORS AND SECURITY HOLDERS OF ACQUICOR ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement will be mailed to the stockholders as of a record date to be established for voting on the proposed merger. Investors and security holders will be able to obtain free copies of the proxy statement, as well as other filed materials containing information about Acquicor, at www.sec.gov, the SEC’s website. Investors may also access the proxy statement and the other materials at www.acquicor.com, or obtain copies of such material by request to Acquicor’s Corporate Secretary at: Acquicor Technology Inc., 4910 Birch Street, #102, Newport Beach, CA 92660.

Acquicor and its officers and directors may be deemed to have participated in the solicitation of proxies from Acquicor's stockholders in favor of the approval of the merger. Information concerning Acquicor's directors and executive officers is set forth in the publicly filed documents of Acquicor. Stockholders may obtain more detailed information regarding the direct and indirect interests of Acquicor and its directors and executive officers in the merger by reading the preliminary proxy statement and other publicly filed documents of Acquicor and the definitive proxy statement regarding the merger, which will be filed with the SEC.

ThinkEquity Partners LLC, CRT Capital Group LLC, Wedbush Morgan Securities, GunnAllen Financial, Inc., the underwriters in Acquicor’s initial public offering, and Paul A. Pittman, a consultant to Acquicor and formerly a partner of ThinkEquity Partners LLC, may be deemed to be participants in the solicitation of proxies from Acquicor’s Stockholders in favor of the approval of the merger. Stockholders may obtain information concerning the direct and indirect interests of such parties in the merger by reading the preliminary proxy statement and other publicly filed documents of Acquicor and the definitive proxy statement regarding the merger, which will be filed with the SEC.

Forward-looking Statements

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to Acquicor’s and Jazz’s future financial or business performance, strategies and expectations. Forward-looking statements include the assumptions described in the footnotes to the unaudited pro forma condensed combined financial statements. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “expect,” “anticipate,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

Forward-looking statements are based largely on expectations and projections about future events and future trends and are subject to numerous assumptions, risks and uncertainties, which change over time. Acquicor’s or Jazz’s actual results could differ materially from those anticipated in forward-looking statements and you should not place any undue reliance on such forward looking statements. Factors that could cause actual performance to differ from these forward-looking statements include the risks and uncertainties disclosed in Acquicor’s and Jazz’s filings with the SEC. Acquicor’s and Jazz Semiconductor’s filings with the SEC are accessible on the SEC’s website at http://www.sec.gov. Forward-looking statements speak only as of the date they are made. In particular, the anticipated timing and benefits of the consummation of the merger is uncertain and could be affected by many factors, including, without limitation, the following: (1) the scope and timing of SEC and other regulatory agency review, (2) Jazz Semiconductor’s future financial performance and (3) general economic and financial market conditions.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Acquicor is providing the following summary unaudited pro forma condensed combined financial information to assist you in your analysis of the financial aspects of the merger. The merger will be accounted for under the purchase method of accounting. For a more detailed description of the purchase method of accounting, see “The Merger Proposal—Anticipated Accounting Treatment” in our preliminary proxy statement filed with the SEC on November 20, 2006. The following summary unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes thereto included below. The pro forma adjustments are preliminary, and the summary unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the merger taken place on the dates noted, or the future financial position or operating results of Acquicor or Jazz. We have included financial information taking into account the following two scenarios: (i) no stockholders of Acquicor elect to convert their shares of common stock into a pro rata share of the trust account and (ii) stockholders of Acquicor holding 5,749,999 shares of our outstanding common stock elect to convert their shares. If stockholders holding 20% (5,750,000) or more of the shares of common stock issued in Acquicor’s initial public offering (the “IPO”) vote against the adoption of the merger proposal and elect to convert their shares, Acquicor will not complete the merger.

		Year Ended December 31, 2005						Nine Months Ended September 30, 2006
		Maximum Approval			Minimum Approval			Maximum Approval			Minimum Approval
		(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net revenues			$199,030			$199,030			$156,398			$156,398
Gross profit			24,736			24,736			14,167			14,167
Operating expenses			37,144			37,144			30,491			30,491
Operating income (loss)			(12,408)			(12,408)			(16,324)			(16,324)
Interest income (expense), net			(10,288)			(10,288)			(7,895)			(7,895)
Loss before income taxes			(23,073)			(23,073)			(24,963)			(24,963)
Net loss			(23,119)			(23,119)			(25,019)			(25,019)

Pro forma net loss per common share	Basic Diluted	$ $	(4.30 (4.30	) )	$ $	(4.30 (4.30	) )	$ $	(0.95 (0.95	) )	$ $	(1.12 (1.12	) )
Weighted-average shares outstanding	Basic Diluted		5,374 5,374			5,374 5,374			26,417 26,417			22,258 22,258
Selected Balance Sheet Data as of September 30, 2006:
Cash, cash equivalents and short-term investments									$74,844			$41,455
Total assets									393,365			359,976
Stockholder’s equity									164,067			130,678
Working capital									86,258			52,869
Property, plant and equipment and goodwill and intangibles									227,666			227,666
Funded debt									145,000			145,000

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited condensed combined pro forma financial statements for the year ended December 31, 2005 and the nine months ended September 30, 2006 and at September 30, 2006 reflect the historical results of Jazz and Acquicor, adjusted to give effect to the merger.

We are providing this information to assist you in your analysis of the financial aspects of the merger. We derived this information from (i) the audited consolidated financial statements of Jazz as of, and for the year ended, December 30, 2005, (ii) the unaudited consolidated financial statements of Jazz as of, and for the nine months ended, September 29, 2006, (iii) the audited financial statements of Acquicor as of, and for the period from August 12, 2005 (inception) to, December 31, 2005, and (iv) the unaudited financial statements of Acquicor as of, and for the nine months ended, September 30, 2006. This information should be read together with the Jazz consolidated financial statements and related notes included in our proxy statement and the Acquicor financial statements and related notes included in our proxy statement.

The following unaudited pro forma condensed combined financial information combines (i) the historical balance sheets of Acquicor as of September 30, 2006 and Jazz as of September 29, 2006 giving pro forma effect to the merger of Acquicor and Jazz as if it had occurred on September 30, 2006, (ii) the historical statements of operations of Acquicor and Jazz for the nine months ended September 30, 2006 and September 29, 2006, respectively, giving pro forma effect to the merger of Acquicor and Jazz as if it had occurred on January 1, 2006, and (iii) the historical statements of Acquicor for the period from August 12, 2005 (inception) to December 31, 2005 and Jazz for the year ended December 30, 2005 giving pro forma effect to the merger of Acquicor and Jazz as if it had occurred on January 1, 2005.

The pro forma adjustments are preliminary, and the unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the merger taken place on the dates noted, or the future financial position or operating results of Acquicor or Jazz. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. Under the purchase method of accounting, the total purchase price will be allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various estimates of their respective fair values. Acquicor intends to determine the estimated fair values of certain assets and liabilities with the assistance of third party valuation specialists and has engaged a third party appraiser to assist management to perform a valuation of all the assets and liabilities in accordance with Statement of Financial Accounting Standard No. 141, Business Combinations (‘‘SFAS No. 141’’). As the work is still in process at this time, management has determined to allocate all of such adjustments to goodwill. The final allocation of the purchase price may result in a reclassification from goodwill to amortizable assets, which may result in a significant increase in operating expenses.

The following unaudited pro forma condensed combined financial statements have been prepared using two different levels of assumptions with respect to the number of outstanding shares of Acquicor stock, as follows:

•	assuming maximum approval-this presentation assumes that no stockholders of Acquicor elect to convert their shares into a pro rata share of the trust account; and

•	assuming minimum approval-this presentation assumes stockholders of Acquicor holding 5,749,999 of Acquicor’s outstanding common stock elect to convert their shares.

If stockholders holding 20% (5,750,000) or more of the shares of common stock issued in the IPO vote against the adoption of the merger proposal and elect to convert their shares, Acquicor will not complete the merger. The unaudited pro forma condensed combined financial statements should be read in conjunctions with the notes thereto.

Unaudited Pro Forma Condensed Combined Balance Sheet
With Maximum Approval

September 30, 2006
(in thousands)

	Acquicor	Acquisition Financing		Jazz Semiconductor	Pro Forma Adjustments		Closing Transaction			Combined Total
Assets
Current assets:
Cash and cash equivalents	$716	$145,000	a	$5,035	$-			$(103,388)	k	$47,363
Cash and cash equivalents held in Trust Account	166,644	-		-	293	d		(166,937)	k	-
Short-term investments	-			27,481				-		27,481
Restricted cash	-	-		473				-		473
Receivables from related parties, net of allowance for doubtful accounts	-	-		10,263				-		10,263
Receivables, net of allowance for doubtful accounts	-	-		34,049				-		34,049
Inventories	-	-		22,129				-		22,129
Other current assets	551	-		4,277	(612)	e		-		4,216
Total current assets	167,911	145,000		103,707	(319)			(270,325)		145,974
Property, plant and equipment, net	-	-		69,395	-			-		69,395
Investments	-	-		10,065	-			-		10,065
Restricted cash	-	-		2,681	-			-		2,681
Other assets	1,288	-		7,487	(508)	f		(1,288)	l	6,979
Goodwill and intangible assets	-	-		-	156,983	g		1,288	l	158,271
Total assets	$169,199	$145,000		$193,335	$156,156			$(270,325)		$393,365

Liabilities and stockholders’ equity
Current liabilities:
Deferred underwriting fees	$3,450	$-		$-			$	$ (3,450)	m	$-
Accrued acquisition expenses	1,179	-		-	-			(1,179)	n	-
Revolving credit facility	-	-		-	-			-		-
Accounts payable	-	-		28,758	-			-		28,758
Accrued compensation, benefits and other	-	-		3,493	-			-		3,493
Deferred revenues	-	-		9,042	-			-		9,042
Other current liabilities	503	-		18,325	(405)	h		-		18,423
Total current liabilities	5,132	-		59,618	(405)			(4,629)		59,716
Convertible senior notes	-	145,000	b	-	-			-		145,000
Deferred revenues, wafer credits	-	-		11,266	-			-		11,266
Stock appreciation rights, net	-	-		36	-			-		36
Pension and retirement medical plan obligations	-	-		12,030	-			-		12,030
Other long term liabilities	-	-		1,250	-			-		1,250
Total liabilities	5,132	145,000		84,200	(405)			(4,629)		229,298
Commitments and contingencies:
Common stock, subject to possible conversion	33,389	(33,389)	c	-	-			-		-

Stockholders’ equity:
Preferred stock	-	-		113				(113)	o	-
Common stock	3	-		12				(12)	o	3
Additional paid in capital	128,093	33,389	c	162,259	157,219	i		(319,478)	o	161,482
Deferred stock compensation	-	-		(413)				413	o	-
Accumulated other comprehensive loss	-	-		(625)				625	o	-
Retained earnings (deficit)	2,582	-		(52,211)	(658)	j		52,869	p	2,582
Total stockholders’ equity	130,678	33,389		109,135	156,561			(265,696)		164,067
Total liabilities and stockholders’ equity	$169,199	$145,000		$193,335	$156,156			$(270,325)		$393,365

See notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
With Maximum Approval

Year Ended December 31, 2005
(in thousands, except per share data)

	Acquicor	Jazz Semiconductor	Pro Forma Adjustments		Pro Forma Combined
Revenues from related parties	$-	$60,821			$60,821
Revenues from non-related parties	-	138,209			138,209
Net revenues	-	199,030			199,030
Cost of revenues	-	174,294			174,294
Gross profit	-	24,736			24,736
Operating expenses:
Research and development	-	19,707			19,707
Selling, general and administrative	3	14,956			14,959
Amortization of intangible assets	-	836			836
Impairment of intangible assets	-	1,642			1,642
Total operating expenses	3	37,141			37,144
Operating loss	(3)	(12,405)			(12,408)
Interest income (expense), net	(3)	1,315	(11,600)	q	(10,288)
Loss on investments	-	(583)			(583)
Other income	-	206			206
Loss before income taxes	(6)	(11,467)	(11,600)		(23,073)
Income tax provision	-	46			46
Net loss	$(6)	$(11,513)	$(11,600)		$(23,119)

Net loss per common share	Basic				$(4.30)
	Diluted				$(4.30)

Weighted-average shares outstanding	Basic				5,374
	Diluted				5,374

See notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
With Maximum Approval

Nine Months Ended September 30, 2006
(in thousands, except share and per share data)

	Acquicor	Jazz Semiconductor	Pro Forma Adjustments		Pro Forma Combined
Revenues from related parties	$-	$28,571	$-		$28,571
Revenues from non-related parties	-	127,827	-		127,827
Net revenues	-	156,398	-		156,398
Cost of revenues	-	142,231	-		142,231
Gross profit	-	14,167	-		14,167
Operating expenses:
Research and development	-	15,004	-		15,004
Selling, general and administrative	423	14,324	-		14,747
Amortization of intangible assets	-	740	-		740
Total operating expenses	423	30,068	-		30,491
Operating income (loss)	(423)	(15,901)	-		(16,324)
Interest income (expense), net	3,182	807	(11,884)	q	(7,895)
Loss on investments	-	(774)	-		(774)
Other income	-	30	-		30
Income (loss) before income taxes	2,759	(15,838)	(11,884)		(24,963)
Income tax provision	171	54	(169)	r	56
Net income (loss)	$2,588	$(15,892)	$(11,715)		$(25,019)

Net loss per common share	Basic				$(0.95)
	Diluted				$(0.95)

Weighted-average shares outstanding	Basic				26,417
	Diluted				26,417

See notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
With Minimum Approval

September 30, 2006
(in thousands)

	Acquicor	Acquisition Financing		Jazz Semiconductor	Pro Forma Adjustments		Closing Transaction			Combined Total
Assets
Current assets:
Cash and cash equivalents	$716	$111,611	a	$5,035			$	$ (103,388	) k	$13,974
Cash and cash equivalents held in Trust Account	166,644	-		-	293	d		(166,937	) k	-
Short-term investments	-	-		27,481				-		27,481
Restricted cash	-	-		473				-		473
Receivables from related parties, net of allowance for doubtful accounts	-	-		10,263				-		10,263
Receivables, net of allowance for doubtful accounts	-	-		34,049				-		34,049
Inventories	-	-		22,129	-			-		22,129
Other current assets	551	-		4,277	(612	) e		-		4,216
Total current assets	167,911	111,611		103,707	(319)			(270,325)		112,585
Property, plant and equipment, net	-	-		69,395	-			-		69,395
Investments	-	-		10,065	-			-		10,065
Restricted cash	-	-		2,681	-			-		2,681
Other assets	1,288	-		7,487	(508	) f		(1,288	) l	6,979
Goodwill and intangible assets	-	-		-	156,983	g		1,288	l	158,271
Total assets	$169,199	$111,611		$193,335	$155,156			$(270,325)		$359,976

Liabilities and stockholders’ equity
Current liabilities:
Deferred underwriting fees	$3,450	$-		$-			$	$(3,450	) m	$-
Accrued acquisition expenses	1,179	-		-	-			(1,179	) n	-
Revolving credit facility	-	-		-	-			-		-
Accounts payable	-	-		28,758	-			-		28,758
Accrued compensation, benefits and other	-	-		3,493	-			-		3,493
Deferred revenues	-	-		9,042	-			-		9,042
Other current liabilities	503	-		18,325	(405	) h		-		18,423
Total current liabilities	5,132	-		59,618	(405)			(4,629)		59,716
Convertible senior notes	-	145,000	b	-	-			-		145,000
Deferred revenues, wafer credits	-	-		11,266	-			-		11,266
Stock appreciation rights, net	-	-		36	-			-		36
Pension and retirement medical plan obligations	-	-		12,030	-			-		12,030
Other long term liabilities	-	-		1,250	-			-		1,250
Total liabilities	5,132	145,000		84,200	(405)			(4,629)		229,298
Commitments and contingencies:				-
Common stock, subject to possible conversion	33,389	(33,389	) c	-	-			-		-

Stockholders’ equity:
Preferred stock	-	-		113				(113	) o	-
Common stock	3	-		12				(12	) o	3
Additional paid in capital	128,093	-		162,259	157,219	i		(319,478	) o	128,093
Deferred stock compensation	-	-		(413)				413	o	-
Accumulated other comprehensive loss	-	-		(625)				625	o	-
Retained earnings (deficit)	2,582	-		(52,211)	(658	) j		52,869	p	2,582
Total stockholders’ equity	130,678	-		109,135	156,561			(265,696)		130,678
Total liabilities and stockholders’ equity	$169,199	$111,611		$193,335	$156,156			$(270,325)		$359,976

See notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
With Minimum Approval

Year Ended December 31, 2005
(in thousands, except per share data)

	Acquicor	Jazz Semiconductor	Pro Forma Adjustments		Pro Forma Combined
Revenues from related parties	$-	$60,821			$60,821
Revenues from non-related parties	-	138,209			138,209
Net revenues	-	199,030			199,030
Cost of revenues	-	174,294			174,294
Gross profit	-	24,736			24,736
Operating expenses:
Research and development	-	19,707			19,707
Selling, general and administrative	3	14,956			14,959
Amortization of intangible assets	-	836			836
Impairment of intangible assets	-	1,642			1,642
Total operating expenses	3	37,141			37,144
Operating loss	(3)	(12,405)			(12,408)
Interest income (expense), net	(3)	1,315	(11,600)	q	(10,288)
Loss on investments	-	(583)			(583)
Other income	-	206			206
Loss before income taxes	(6)	(11,467)	(11,600)		(23,073)
Income tax provision	-	46	-		46
Net loss	$(6)	$(11,513)	$(11,600)		$(23,119)

Net loss per common share	Basic				$(4.30)
	Diluted				$(4.30)

Weighted-average shares outstanding	Basic				5,374
	Diluted				5,374

See notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
With Minimum Approval

Nine Months Ended September 30, 2006
(in thousands, except per share data)

	Acquicor	Jazz Semiconductor	Pro Forma Adjustments		Pro Forma Combined
Revenues from related parties	$-	$28,571	$-		$28,571
Revenues from non-related parties	-	127,827	-		127,827
Net revenues	-	156,398	-		156,398
Cost of revenues	-	142,231	-		142,231
Gross profit	-	14,167	-		14,167
Operating expenses:
Research and development	-	15,004	-		15,004
Selling, general and administrative	423	14,324	-		14,747
Amortization of intangible assets	-	740	-		740
Total operating expenses	423	30,068	-		30,491
Operating loss	(423)	(15,901)	-		(16,324)
Interest income (expense), net	3,182	807	(11,844)	q	(7,895)
Loss on investments	-	(774)	-		(774)
Other income	-	30	-		30
Income (loss) before income taxes	2,759	(15,838)	(11,844)		(24,963)
Income tax provision	171	54	(169)	r	56
Net income (loss)	$2,588	$(15,892)	$(11,715)		$(25,019)

Net loss per common share	Basic				$(1.12)
	Diluted				$(1.12)

Weighted-average shares outstanding	Basic				22,258
	Diluted				22,258

See notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On September 26, 2006, Acquicor, and its wholly-owned subsidiary, Joy, entered into the merger agreement with Jazz and TC Group, L.L.C., as the Jazz stockholders’ representative, pursuant to which Joy will merge with and into Jazz. At the effective time of the merger, Jazz will be the surviving corporation and will become a wholly-owned subsidiary of Acquicor. The total merger consideration to be paid is approximately $260 million, subject to adjustment based on Jazz’s working capital and possible future contingent payments.

For purposes of these unaudited pro forma condensed combined financial statements, Acquicor has assumed the total cash payments by Acquicor or Jazz at the completion of the merger to be $270.3 million:

(in thousands)
Merger consideration	$260,000
Jazz transaction costs (a)	(2,785)
Merger consideration payable at closing (b)	$257,215
Estimated fees and expenses of Acquicor (c)	9,660
Deferred underwriting fees (d)	3,450
Total.	$270,325

(a) Pursuant to the merger agreement, transaction expenses incurred by Jazz in connection with the merger and its terminated public offering will be subtracted from the $260 million in total consideration to Jazz stockholders. As of September 30, 2006, such transaction expenses incurred by Jazz in connection with the merger and its terminated public offering were approximately $2.8 million.

(b) Under the terms of the merger agreement, the cash purchase price will be paid as follows:

(in thousands)
Consideration payable directly to Jazz stockholders	$209,165
Payment to Jazz stockholder representative (1)	1,000
Payments to Conexant (2)	16,300
Stay bonus payments to be made to certain Jazz employees (3)	1,750
Payments in escrow (4)	29,000
Total .	$257,215

(1) Represents amount otherwise distributable to Jazz’s stockholders that will be distributed to and held by the stockholders’ representative to fund its out-of-pocket fees and expenses in connection with its obligations under the merger agreement and the transactions contemplated by the merger agreement.

(2) Represents a $16.3 million payment to be made to Conexant Systems, Inc. (“Conexant”) to redeem 7,583,501 shares of Jazz Class B common stock held by Conexant and as consideration for an amendment to the Wafer Supply Termination Agreement, dated as of June 26, 2006, by and between Jazz and Conexant.

(3) Represents up to $1.8 million payable by Jazz on or prior to the merger to Jazz employees in connection with certain stay bonus payments.

(4) Upon completion of the merger, up to $29 million of the purchase price will be placed in escrow to secure the possible entitlement of Acquicor to any post-closing reductions to the purchase price based on Jazz’s working capital position and the indemnification obligations of Jazz’s stockholders to Acquicor and to fund obligations by Jazz to make retention bonus payments following the closing of the merger to certain of its employees. See “The Merger Agreement—Escrow Funds” in our proxy statement.

The purchase price will be subject to possible decrease of up to $4.5 million to the extent the working capital of Jazz as of the closing is less than $193 million and a possible increase of up to $4.5 million plus $50,000 per day for each day after March 31, 2007 until the closing to the extent the working capital of Jazz as of the closing is greater than $198 million. For purposes of the pro forma financial statements, we have assumed that Jazz’s working capital as of the closing will neither be less than $193 million or greater than $198 million. To the extent Jazz’s working capital as of the closing exceeds $198 million, the purchase price may increase by as much as $7.6 million. We would expect to finance such additional payments through cash provided by the convertible senior note financing or borrowings under the senior secured revolving credit facility to be arranged by Wachovia. See “The Merger Proposal - Financing for the Merger” in the preliminary proxy statement filed with the SEC on November 20, 2006. In addition, following the completion of the merger, Acquicor may become obligated to pay additional amounts to former stockholders of Jazz if Jazz realizes proceeds in excess of $10 million from its investment in HHNEC from certain specified events. See “The Merger Agreement - Merger Consideration” in the preliminary proxy statement filed with the SEC on November 20, 2006. For purposes of the pro forma financial statements, we have assumed that no such specified events have occurred during the periods presented. To the extent Acquicor becomes obligated to make these payments to Jazz’s former stockholders, the merger consideration would be adjusted by the amount of such payments.

(c) Estimated fees and expenses include fees of consultants, legal fees and expenses, printing and mailing costs for this proxy statement, SEC and HSR filing fees, financial advisor fees and expenses, financing fees and related expenses, and other miscellaneous expenses directly related to the merger and the transactions contemplated thereby.

(d) In connection with the IPO, Acquicor agreed to pay the underwriters additional deferred underwriting discounts and commissions of $3.5 million upon the completion of the merger.

Acquicor has assumed that the cash payments to be made upon the completion of the merger will be funded as follows:

	Maximum Approval	Minimum Approval
	(in thousands)
Amounts in the trust account (a)	$166,937	$133,548
Revolving credit facility (b)	—	—
Convertible senior notes (c) (d)	103,388	136,777
Total	$270,325	$270,325

(a)
Based on $166.9 million in the trust account, including accrued interest on the funds in the trust account (net of accrued taxes) as of September 30, 2006 and assumes no additional withdrawals of interest earned on the funds in the trust account to cover Acquicor’s operating expenses. Acquicor has the right to withdraw up to $750,000 of interest (net of taxes payable) earned on the funds in the trust account to cover operating expenses prior to the completion of the merger. In September 2006, Acquicor withdrew $375,000 of such funds.

(b)
Acquicor received a commitment letter from Wachovia Capital Finance Corporation (Western) and Wachovia Capital Markets, LLC (collectively referred to, as “Wachovia”) with respect to a three year senior secured revolving credit facility in the amount of $65 million, subject to borrowing base restrictions and other terms and conditions described in the commitment letter. Acquicor intends to reserve its borrowing availability under the revolving credit facility for working capital purposes after the merger and to use such availability to finance the merger only if other financing is insufficient to finance the payments required to made upon the completion of the merger.

(c)	Assumes consummation of $145 million convertible senior note financing at an interest rate of 8% per annum.

(d)
If Acquicor obtains at least $35 million in third party financing and additional financing is unavailable, the current stockholders of Jazz have agreed, pursuant to the merger agreement, to provide up to $80 million of financing comprised of a “Stockholder Mezzanine Loan” bearing interest at 20% per annum and a “Stockholder Term B Loan” bearing interest at LIBOR plus 9.5% per annum, in each case subject to increase if the loan is not repaid within a specified time. See the section entitled “The Merger Agreement—Stockholder Financing” in the preliminary proxy statement filed with the SEC on November 20, 2006. However, for purpose of these unaudited pro forma condensed combined financial statements, Acquicor has assumed that it will consummate a $145 million convertible senior note financing on terms described in note (c) above. If Acquicor is unable to consummate such financing or obtain alternative financing, then in addition to the financing provided by certain stockholders of Jazz, it would borrow additional amounts under the revolving credit facility.

NOTE 2. PRO FORMA ADJUSTMENTS

Adjustments made to the historical financial statements include the following:

a.	Reflects acquisition financing expected to be incurred by Acquicor, net in the case of the minimum approval, of $33.4 million conversion payments to Acquicor’s stockholders.

	Maximum Approval	Minimum Approval
	(in thousands)
Revolving credit facility	$—	$—
Convertible senior notes	145,000	145,000
Conversion payments	—	(33,389)
Total	$145,000	$116,611

b.	Reflects the issuance of the convertible senior notes as described in Note 1 above.

c.
In the case of maximum approval, after the completion of the merger, no common stock will be subject to conversion. Accordingly, $33.4 million of such common stock is reclassified as additional paid in capital.

In the case of minimum approval, the adjustment reflects the maximum possible conversion of 5,749,999 shares by holders of Acquicor’s common stock issued in the IPO into cash upon completion of the merger. After the conversion, these shares will no longer be outstanding. If the stock holders holding 20% (5,750,000) or more of the shares of common stock issued in the IPO vote against the merger proposal and demand conversion of their shares, Acquicor will not consummate the merger.

d.	Reflects accrued interest, net of income taxes payable thereon, on the funds in the trust account:

(in thousands)
Accrued interest	$462
Acquicor income tax payable	(169)
Pro forma adjustment	$293

e.
Reflects the write off of prepaid management fees by Jazz and the conversion of accrued interest receivable on the funds in the trust account into the cash and cash equivalent held in the Trust Account upon liquidation thereof in connection with the merger:

(in thousands)
Jazz prepaid management fees	$(150)
Acquicor accrued interest	(462)
Pro forma adjustment	$(612)

f.
Reflects a $0.5 million write off in connection with the termination of Jazz's $35 million line of credit with Wachovia Capital Finance Corporation (Western), which will be terminated upon the closing of the merger.

g.
Reflects purchase accounting adjustments to goodwill. Under the purchase method of accounting, the total purchase price will be allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various estimates of their respective fair values. Acquicor intends to determine the estimated fair values of certain assets and liabilities with the assistance of third party valuation specialists and has engaged a third party appraiser to assist management to perform a valuation of all the assets and liabilities in accordance with SFAS No. 141. As the work is still in process at this time, no preliminary estimates of the purchase price allocation are available and, accordingly, management has determined to allocate all of such adjustments to goodwill. The final allocation of the purchase price may result in a reclassification from goodwill to amortizable assets, which may result in a significant increase in operating expenses. Management expects that a preliminary valuation analysis will be completed by the end of 2006.

h.
Reflects the removal of liability for common stock subject to repurchase from Jazz’s other current liabilities and the removal of income taxes payable relating to accrued interest receivables in respect of the funds in the trust account:

(in thousands)
Jazz liability for common stock subject to repurchase	$(236)
Acquicor income tax payable	(169)
Pro forma adjustment	$(405)

i
Reflects adjustments to paid in capital to record investment in Jazz’s equity, which is eliminated upon completion of the merger (see Note o), and adjustments to Jazz’s other current liabilities (see Note h):

(in thousands)
Investment in Jazz’s equity	$156,983
Jazz liability for common stock subject to repurchase	236
Pro forma adjustment	$157,219

j.	Reflects adjustments to Jazz’s deficit for write offs of prepaid management fees and termination of its $35 million line of credit with Wachovia:

(in thousands)
Prepaid management fees	$(150)
Termination of line of credit	(508)
Pro forma adjustment	$(658)

k.	Reflects payment of merger consideration and other cash payments made upon the completion of the merger as described in Note 1.

l.	Reflects the transfer of $1.3 million deferred acquisition costs to purchase allocation and goodwill upon close of the transaction.

m.
Reflects payment of deferred underwriting fees. Pursuant to the underwriting agreement entered into by Acquicor in connection with the IPO, Acquicor agreed to pay to the underwriters a deferred underwriting fee of approximately $3.5 million upon the consummation of a business combination.

n.	Reflects the payment of accrued acquisition fees related to the merger at closing.

o.
Reflects the elimination of Jazz historical equity accounts upon the completion of the merger as well as any adjustments made as part of pro forma acquisition adjustments. A detail of the paid in capital adjustments is provided below:

(in thousands)
Jazz additional paid in capital	$162,259
Pro forma adjustments (to paid in capital)	157,219
Pro forma adjustment.	$319,478

p.
Reflects the elimination of Jazz’s historical deficit and reductions to Jazz’s deficit as a result of the write off of prepaid management fees by Jazz and the write off of costs related to the termination of Jazz's $35 million line of credit upon the closing of the merger (see Notes f and g).

(in thousands)
Jazz historical deficit	$52,211
Jazz pre-paid management fees	150
Jazz financing fees	508
Pro forma adjustment.	$52,869

q.
Reflects interest expense in connection with the financing for the merger, based on the financing terms described in Note 1 and the elimination of $3.2 million of interest income on the funds in the trust account, as the trust account would not have existed if the transaction had been consummated on the first day of the period. For purposes of calculating the interest expense, management has assumed aggregate borrowings of $145.0 million in the case of both maximum approval and minimum approval.

	Interest Adjustments
	Maximum Approval			Minimum Approval
	Year ended December 31, 2005	Nine months ended Sept. 30, 2006	Year ended December 31, 2005	Nine months ended Sept. 30, 2006
		(in thousands)
Estimated interest on:
Revolving credit facility	$—	$—	$—	$—
Convertible senior notes	(11,600)	(8,700)	(11,600)	(8,700)
Adjustment for interest earned on trust account	—	(3,184)	—	(3,184)
Total.	$(11,600)	$(11,884)	$(11,600)	$(11,884)

s.
Reflects elimination of $0.2 million in income tax expenses in respect of interest earned on the funds in the trust account. Management has not determined the impact of the merger on Jazz’s deferred tax assets. Accordingly, no other adjustment has been made to deferred tax assets or income tax provision.

In addition, as of September 29, 2006, Jazz had federal tax net operating loss, or NOL, carryforwards of approximately $98.5 million available to reduce taxable income in future years. These NOL carryforwards will begin to expire in 2022, unless previously utilized. Jazz also had state NOL carryforwards at September 29, 2006 of approximately $84.4 million, which will begin to expire in 2013, unless previously utilized. At September 29, 2006, Jazz had a $39.3 million deferred tax asset related to these net operating loss carryforwards. Due to uncertainty as to its ability to realize these deferred tax assets, Jazz recorded a full valuation allowance. Jazz's ability to utilize its NOL carryforwards will become subject to substantial annual limitations if it undergoes an ownership change as defined under Section 382 of the Internal Revenue Code. The merger will result in an ownership change of Jazz as defined under Section 382, which may jeopardize Jazz's ability to use some or all of its NOL carryforwards following the completion of the merger. However, management has not made a determination of the impact of the merger on Jazz's ability to use its NOL carryforwards.